Filed Pursuant to Rule 433

Registration No. 333-180289

July 11, 2014

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

and Equity Index Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $ Notes Linked to the DAX® Index due January 21, 2015 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose some or all of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing January 21, 2015.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The DAX® Index (“DAX”)
Principal Amount:	$1,000 per Note
Trade Date:	July 11, 2014
Pricing Date:	July 11, 2014
Original Issue Date:	July 16, 2014
Final Valuation Date:	January 15, 2015, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be January 21, 2015. The Maturity Date is subject to adjustment as described in “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	For each Note, the Cash Settlement Value
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below) and calculated as follows:
1,000 × (1 + Reference Return) × Adjustment Factor
If the level of the Reference Asset does not increase by at least 0.2707%, you will lose a portion of your principal amount, which could be significant.
Adjustment Factor:	99.73%
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset determined by the Calculation Agent on the Final Valuation Date.
Official Closing Level:	The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “DAX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Estimated Initial Value:	The Estimated Initial Value of the Notes may be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40433BHD3/US40433BHD38
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for resale to the note investors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $995.00 and $1,000.00 per Note, which may be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 5 of this document for additional information.

	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$	$	$

(1) Neither HSBC USA Inc. nor any of our affiliates will pay any underwriting discounts in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC Securities (USA) Inc.

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Summary

The three charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as a table reflecting hypothetical returns at maturity.   These charts should be reviewed together with the disclosure regarding the Notes contained in this free writing prospectus as well as in the accompanying Equity Index Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Adjustment Factor of 99.73% and assume an Initial Level of 10,000.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — If the Final Level does not increase by at least 0.2707%, you will lose all or a portion of the principal amount of your Notes.
•	YOU WILL NOT PARTICIPATE IN 100.00% OF THE APPRECIATION OF THE REFERENCE ASSET— Because the Adjustment Factor is equal to 99.73%, your return on the Notes will reflect only a portion of any increase in the Final Level of the Reference Asset as compared to the Initial Level.

•	DIVERSIFICATION OF THE DAX® INDEX — The return on the Notes is linked to the DAX® Index. The DAX® Index is composed of stocks representing the 30 largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” on page 9 of this document.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as short-term capital gain or loss.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. In order for you to receive a payment at maturity that is not less than the principal amount, the Final Level must exceed the Initial Level by at least 0.2707%. You may lose all or a significant portion of the principal amount.
•	YOU WILL ONLY PARTICIPATE IN 99.73% OF ANY APPRECIATION IN THE REFERENCE ASSET – The Participation Rate is only 99.73%. Accordingly, the return on the Notes will not reflect the full increase, if any, in the level of the Reference Asset. In addition, because the return on the Notes will not reflect any dividends on the Reference Asset, an investment in the securities represented by the Reference Asset could be greater than the return on the Notes.
•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE FINAL VALUATION DATE — The Final Level will be based on the Official Closing Level of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes prior to the Final Valuation Date but then drops on the Final Valuation Date to a level that is less than the Initial Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.
•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE PRICING DATE, MAY BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and may be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.
•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.
•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC — HSBC or its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset.
•	NON-U.S. SECURITIES MARKETS RISKS — The level of the Reference Asset depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home country of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in Germany, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.
•	TIME DIFFERENCES BETWEEN THE DOMESTIC AND FOREIGN MARKETS AND NEW YORK CITY MAY CREATE DISCREPANCIES IN THE TRADING LEVEL OR PRICE OF THE NOTES — Time differences between the domestic and foreign markets may result in discrepancies between the price of the securities comprising the Reference Asset and the value of the Notes. To the extent that U.S. markets are closed while German markets remain open, significant price or rate movements of these securities may take place that will not be reflected immediately in the value of the Notes. In addition, there may be periods when the German markets are closed for trading, causing the level of the Reference Asset to remain unchanged for multiple trading days in New York City.
•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities comprising the Reference Asset are traded in euros, and the Notes are denominated in U.S. dollars, the Reference Asset and the amount payable on the Notes, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the euro. Changes in exchange rates, however, may reflect changes in the European economy that in turn may affect the level of the Reference Asset, and therefore the value of the Notes.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC

Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.
•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.
•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities underlying the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Adjustment Factor of 99.73% and assume an Initial Level of 10,000.00. The actual Initial Level will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
20,000.00	100.0000%	199.4600%
19,000.00	90.0000%	189.4870%
17,000.00	70.0000%	169.5410%
15,000.00	50.0000%	149.5950%
14,000.00	40.0000%	139.6220%
12,000.00	20.0000%	119.6760%
11,000.00	10.0000%	109.7030%
10,500.00	5.0000%	104.7165%
10,100.00	1.0000%	100.7273%
10,027.07	0.2707%	100.0000%
10,000.00	0.0000%	99.7300%
9,900.00	-1.0000%	98.7327%
9,500.00	-5.0000%	94.7435%
9,000.00	-10.0000%	89.7570%
8,000.00	-20.0000%	79.7840%
7,000.00	-30.0000%	69.8110%
5,000.00	-50.0000%	49.8650%
3,000.00	-70.0000%	29.9190%
0.00	-100.0000%	0.0000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset increases from the hypothetical Initial Level of 10,000.00 to a hypothetical Final Level of 10,500.00. Because the hypothetical Final Level of 10,500.00 is greater than the hypothetical Initial Level of 10,000.00, the investor receives a Payment at Maturity of $1,047.17 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 × (1 + 5.00%) × 99.73% = $1,047.17

Example 2: The level of the Reference Asset increases from the hypothetical Initial Level of 10,000.00 to a hypothetical Final Level of 10,020.00. Because the hypothetical Final Level is greater than the Initial Level by 0.20%, the investor receives a Payment at Maturity of $999.29 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 × (1 + 0.20%) × 99.73% = $900.29

Even though the level of the Reference Asset has increased, the Payment at Maturity is still less than the principal amount

Example 3: The level of the Reference Asset decreases from the hypothetical Initial Level of 10,000.00 to a hypothetical Final Level of 7,000.00. Because the hypothetical Final Level of 7,000.00 is less than the hypothetical Initial Level of 10,000.00 by 30.00% , the investor receives a Payment at Maturity of $698.11 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 × (1 + -30.00%) × 99.73% = $698.11

Example 4: The level of the Reference Asset decreases from the hypothetical Initial Level of 10,000.00 to a hypothetical Final Level of 3,000.00. Because the hypothetical Final Level of 3,000.00 is less than the hypothetical Initial Level of 10,000.00 by 70.00%, the investor receives a Payment at Maturity of $299.19 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 × (1 + -70.00%) × 99.73% = $299.19

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy any of the securities comprising the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

The DAX® Index

The DAX is calculated, published, and disseminated by Deutsche Börse AG, or DBAG. The DAX measures the composite price performance of selected German stocks. The DAX uses only freely available and tradable (“free-float”) shares in the index calculation, which excludes shares held by 5% shareholders (other than (1) asset managers and trust companies, (2) investment funds and pension funds and (3) capital investment companies or foreign investment companies, in each case, pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company’s share capital) and certain other shares that may be limited in their liquidity. As of the date of this document, the DAX is composed of stocks representing the 30 largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange (the “FWB”). The DAX has a base level of 1,000 as of December 30, 1987.

To be included or to remain in the DAX, companies must satisfy certain criteria. All classes of shares must:

•	be listed in the “prime standard” segment of the FWB;
•	be traded continuously on FWB’s electronic trading system, Xetra®; and
•	have a free float of at least 10% of the outstanding shares.

Moreover, the companies included in the DAX must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in a European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover for each of the last three months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the DAX according to the following criteria:

•	order book turnover on Xetra® and in the FWB’s floor trading (within the preceding 12 months); and
•	free-float market capitalization as at a certain reporting date (last trading day of each month).

The market capitalization of a class of shares is determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month.

Taking all these criteria into account, DBAG’s working committee for equity indices submits proposals to the management board of DBAG to leave the current index composition unchanged, or to effect changes, as applicable. The final decision as to whether or not to replace an index component is taken by the management board of DBAG. In the case of the DAX, such decisions are directly reflected by the respective rankings. Any replacements are publicly announced by DBAG.

An underlying stock may be deleted or added by DBAG, which reviews and adjusts the index composition based upon exchange turnover and market capitalization, every three months. Adjustments to the index composition are also made upon the occurrence of specified extraordinary circumstances, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by DBAG on a daily basis. The management board, in agreement with the working committee, may decide on the removal and may replace the company two full trading days after the announcement.

DAX Calculation

The DAX is weighted by market capitalization; however, only free-float shares are taken into account. The level of the DAX is based on share prices reported in the Xetra® system. The level of the DAX is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weight of any single company in the DAX is limited to 10% of the index capitalization, adjusted on a quarterly basis.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from January 2, 2008 through July 10, 2014. The closing level for the Reference Asset on July 10, 2014 was 9,659.13. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the DAX Index
Index Level
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License Agreement

DAX® is a registered trademark of DBAG. The Notes are not sponsored, promoted, distributed or in any other manner supported by DBAG. DBAG does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAX, its underlying index data and/or the DAX trademark nor regarding the DAX level at a certain point in time or on a certain date nor in any other respect. The DAX and its underlying index data are calculated and published by DBAG. Nevertheless, as far as admissible under statutory law, DBAG will not be liable vis-à-vis third parties for potential errors in the DAX or its underlying index data. Moreover, there is no obligation for DBAG vis-à-vis third parties, including investors, to point out potential errors in the DAX.

Neither the publication of the DAX by DBAG nor the granting of any right to use the DAX, its underlying index data as well as the DAX trademark for the utilization in connection with the Notes or other securities or financial products, which are linked to or derived from the DAX, represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness of an investment in the Notes.

In its capacity as sole owner of all rights to the DAX, its underlying index data, and the DAX trademark, DBAG has solely granted to us and our affiliates the utilization of the index data and the DAX trademark as well as any reference to the index data and the DAX trademark in connection with the Notes.

Additional Terms of the Notes

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus. In that case, the business day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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